UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 29, 2013

ECO-TEK GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54507	68-0679096
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15-65 Woodstream Blvd.
Woodbridge, Ontario, Canada
L4L 7X6
 (Address of principal executive offices)

Telephone: (877) 275-2545

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective May 29, 2013, Ronald Kopman resigned as the President, Chief Financial Officer and Director of the Company and Barry Wohl reigned as a Director of the Company.

Mr. Kopman and Mr. Wohl did not resign from the Company in connection with a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  The Company thanks Mr. Kopman and Mr. Wohl for their services.

Additionally on May 29, 2013, the Company’s remaining Director, Maurizio Cochi, appointed Stephen W. Tunks and Joseph Farella as Directors of the Company to fill the vacancies left by the resignations of Mr. Kopman and Mr. Wohl.

Finally, the Board of Directors appointed Stephen W. Tunks as Chief Executive Officer, President and Chief Financial Officer of the Company effective on May 29, 2013, to fill the vacancy left by Mr. Kopman’s resignation.

The biographical information of Mr. Tunks and Mr. Farella are provided below:

Stephen W. Tunks, Age 60

Mr. Tunks has served as the Vice President of Sales of Green Earth Energy Corp. since January 2010.   Additionally, since September 2009, Mr. Tunks has served as Director of CPIC  From March 2005 to November 2009, Mr. Tunks served as a Director and Vice President of Sales of Brockville Moorings, a condominium development in the 1000 Islands.  From 2003 to 2005, Mr. Tunks served as an advisor to the Minister for Ontario Tourism where he created the Ontario Outdoor Adventure Guide and promoted Ontario Tourism throughout the United States.  From 2000 to 2003, Mr. Tunks served as President of Easylink Telecom, a creator and manufacturer of a Voice-Over-IP (VOIP) device.  From 1999 to 2000, Mr. Tunks was self-employed as a consultant.  From 1992 to 1998, Mr. Tunks served as President of Noram Corp, engineering and installing private satellite networks in the former East Bloc countries and Africa.  From 1985 to 1991, Mr. Tunks served as the Vice President of Sales of National Telephone.   Mr. Tunks’ work experience prior to 1985 included serving as a Director with and as a sales representative of a number of large and small businesses.

The Company believes that Mr. Tunks is well suited to serve as a Director of the Company due to his significant work experience and prior history as a Director of multiple businesses.

Consulting Agreement

Effective May 23, 2013, the Company entered into a Consulting Agreement with an entity of Mr. Tunks pursuant to which Mr. Tunks agreed to serve as the Chief Executive Officer of the Company.  The agreement has a term from May 5, 2013 to May 4, 2015, and renews for additional twelve month periods thereafter unless either party provides the other party 30 days written notice of their intent not to renew.  Pursuant to the agreement the Company agreed to pay Mr. Tunks compensation consisting of (a) $5,000 per month; (b) 5% of any profits generated by the Company on a monthly basis; (c) commissions, at the Company’s posted rates for Sales Agents, where Mr. Tunks acts as the Sales Agent;  (d) a 1% override on all revenue produced by the Company during the term of the agreement; (e) bonuses from time to time in the discretion of the Board of Directors; and (f) expense reimbursements for expenses incurred in connection with the agreement by Mr. Tunks.  The agreement also contains a covenant not to compete and not to solicit employees, which remains in effect and binds Mr. Tunks for one year following the termination of the agreement.

Joseph Farella, Age 56

Since May 1998, Mr. Farella has served as the President of Wexford Concrete, Ltd. (“Wexford”) located in Brockville, Ontario. From March 2004 to October 2010, Mr. Farella served as the founder of and manager of Better Building Solutions.  Mr. Farella served as the Sales Manager of Hobbs Building Systems from June 2007 to October 2010.  From 1982 to 1998, Mr. Farella served as the Vice President of Wexford.  Mr. Farella received a degree in Computer Engineering Technology from Algonquin College in 1982.

The Company believes that Mr. Farella is well suited to serve as a Director of the Company due to his experience as a President and Vice President of Wexford.

ITEM 8.01 OTHER EVENTS.

In June 2013, the Company formed an Ontario Canada subsidiary company, Eco-Tek Group Canada Inc.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
10.1	Consulting Agreement with Stephen W. Tunks

17.1	Resignation Letter of Ronald Kopman

17.2	Resignation Letter of Barry Wohl

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ECO-TEK GROUP, INC.

DATED: June 26, 2013	By: /s/ Stephen W. Tunks
Stephen W. Tunks
President